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                                                                      EXHIBIT 99

Monday October 22, 8:13 am Eastern Time

Press Release

SOURCE: Motorola, Inc.

Motorola, Inc. to Pursue $400 Million
Private Placement of Senior Notes

SCHAUMBURG, Ill., October 22/PRNewswire/ -- Motorola, Inc. (NYSE: MOT-news) announced today that it is pursuing through a private placement the issuance of $400 million of Senior Notes due 2011.

The Senior Notes will be unsecured and will rank equally with all of Motorola's other unsecured senior indebtedness. Proceeds from the Senior Notes offering, together with $875 million in anticipated proceeds from a proposed concurrent public offering of equity security units, will be used to reduce short-term indebtedness and for general corporate purposes.

The Senior Notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933. The Company has agreed that after the issuance of the Senior Notes it will file a registration statement relating to an exchange offer for the Senior Notes under the Securities Act of 1933.

Motorola, Inc. is a global leader in providing integrated communications solutions and embedded electronic solutions. Sales in 2000 were $37.6 billion.